Exhibit 5.1
August 20, 2025

West Pharmaceutical Services, Inc.
530 Herman O. West Drive
Exton, Pennsylvania 19341-1147

Ladies and Gentlemen:
I am Associate General Counsel, Elastomers & Primary Containment of West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”). I am rendering this opinion in connection with the Registration Statement on Form S-8 which the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in order to register an additional 2 million shares of the Company’s common stock, par value $0.25 per share (the “Additional Shares”), to be available for issuance under the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan, as amended and restated through May 6, 2025 (the “Plan”).

My opinion expressed herein is based exclusively on the applicable provisions of the Pennsylvania Business Corporations Law and federal securities law as in effect on the date hereof. For purposes of rendering this opinion, I have examined copies of the following documents: (i) the Registration Statement, including the exhibits thereto; (ii) the Amended and Restated Articles of Incorporation of the Company, effective May 6, 2025; (iii) the Amended and Restated Bylaws of the Company, effective October 23, 2023; (iv) the Plan; (v) the Company’s 2025 Proxy Statement; and (vi) the corporate actions of the Company with respect to the Plan, the Additional Shares and the Registration Statement. In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity of authentic originals of all documents submitted to me as copies.

Based on and subject to the foregoing as well as the additional qualifications set forth below, I am of the opinion that the Additional Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance my prior written consent. This opinion is rendered as of the date hereof, and I assume no obligation to modify, update or supplement this opinion to reflect any changes of applicable law or fact which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. By providing such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Ryan Metz
Ryan Metz
Associate General Counsel, Elastomers & Primary Containment